EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

01-11-10/10:00 am CT

Confirmation # 4455287

HELEN OF TROY, LTD.

Moderator: Robert Spear

January 11, 2010

10:00 am CT

Operator:  Well, good morning everyone and welcome to the Helen of Troy Third Quarter conference call for Fiscal 2010. At this time, all participants are in a listen only mode but at the request of the Company we will conduct a question and answer session at the conclusion of the presentation.

In addition, today’s conference is being recorded. Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer, and Robert Spear, Senior Vice President and Chief Information Officer.

And now it is my pleasure to turn the conference over to Mr. Robert Spear. Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to the Helen of Troy third quarter financial results conference call for fiscal year 2010. The agenda for this morning’s conference call is as follows.

We’ll have a brief forward-looking statement review followed by Mr. Rubin who will discuss our third quarter earnings release and related results of operations for Helen of Troy followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally we’ll open it up for questions and answers.

Safe Harbor - this conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally the words anticipate, believe, expect and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our chairman Mr. Rubin I would like to inform all interested parties that a copy of today’s earnings release has been posted on our Web site at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures.

The release can be accessed by accessing the Investor Relations tab on our home page and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob and good morning everyone and welcome to our third quarter earnings conference call. Helen of Troy Limited today reported sales and net earnings for the third quarter ending November 30, 2009.

We are very pleased with our substantially increased net operating results for the third quarter and nine months ended November 30, 2009, which we achieved in a very difficult retail sales environment. Our Housewares segment continued its unbroken record of sustained growth.

Our Personal Care segment has been affected by the poor retail economy during 2009. Third quarter net earnings were $24,733,000 or 80 cents per fully diluted share compared to $15 million or 48 cents per fully diluted share for the same period a year earlier, an increase of 66.7% in earnings per fully diluted share.

Net earnings for the nine months ended November 30, 2009 were $55,153,000 or $1.79 per fully diluted share versus $31,246,000 or $1 per fully diluted share for the same period a year earlier, an increase of 79% in earnings per fully diluted share.

We continue to review and adjust our business activities to address a slowly improving economic environment while managing liquidity and continuing to control expenses. During this difficult period, we believe we are well positioned financially to continue to seek prudent opportunities to grow our business.

We also continue our focus on expense reductions while striving to increase sales and gross margins for the coming year. We believe that our consumer brand leadership positions in our market segments will be the basis for positioning our Company for continued growth and success.

Looking ahead to next year, we believe it will be the best year for sales and earnings in our 42-year history.

I now would like to turn our call over to Tom Benson, our CFO, for the financial results.

Tom Benson:  Thank you, Jerry and good morning everyone. In the third quarter, we experienced a year-over-year sales increase of 2% reflecting sales from the Ogilvie and Infusium23 acquisitions and continued strength of our Oxo brand, partially offset by the impact of continued difficult macro economic conditions on consumer demand primarily in our appliance and accessory product categories.

Gross profit margin improved by 4.5 percentage points year-over-year as a result of lower commodity, inbound freight and sourcing overhead costs that are beginning to cycle through our cost of sales as well as the impact of the Infusium and Ogilvie acquisitions, which have comparatively higher margins than the core business.

Selling, general and administrative expenses as a percentage of sales decreased by 0.5 percentage points year-over-year. Third quarter net earnings were $24.7 million or 80 cents per fully diluted share compared to $15.1 million or 48 cents per fully diluted share for the same period last year, which represents a 63.9% improvement.

Third quarter net sales increased 2% year-over-year. Net sales for the third quarter of fiscal 2010 were $189.4 million compared to $185.6 million in the prior year third quarter. This is an increase of $3.8 million or 2%. The increase in net sales reflect the impact of the Ogilvie and Infusium23 acquisitions and the continued growth of our Housewares segment due to the success of the dry food storage category, the launch of the wet foods storage line and other line extensions.

Sales growth was partially offset by the recessionary economic environment and its continued impact on consumer demand, mostly in our appliance and accessory product categories. Operating income increased by 49.3% in dollar terms year-over-year.

Operating income for the third quarter of fiscal 2010 was $29.9 million, which is 15.8% of net sales compared to $20 million, which is 10.8% of net sales in the prior year third quarter. This is a dollar increase of $9.9 million and a percentage increase of 49.3%.The increase in operating income primarily reflects the impact of sales growth and improvements in gross profit margin and SG&A.

Third quarter net earnings increased by $9.6 million to $24.7 million. Net earnings in the third quarter of fiscal 2010 were $24.7 million, which is 13.1% of net sales compared to $15.1 million or 8.1% of net sales in the prior year third quarter. This is a dollar increase of $9.6 million and a percentage increase of 63.9%. Net earnings reflects the sales growth and the gross profit margin and SG&A improvements referred to previously as well as the impact of lower interest expense.

Diluted earnings per share in the third quarter of fiscal 2010 were 80 cents compared to 48 cents in the prior year third quarter. This is an increase of 32 cents or 66.7%.

Now I will provide a more detailed review of various components of our financial position. Products in our Personal Care segment include hair driers, flat irons, curling irons, thermal brushes, massagers, spa products, foot baths, electric clippers and trimmers, hair brushes and accessories, liquid hair styling and treatment products, men’s fragrances, men’s deodorants, foot powder, body powder and skin care products.

Key brands in the Personal Care segment include Revlon, Vidal Sassoon, Bed Head, Tony & Guy, Hot Tools, Dr. Scholl’s, Gold N Hot, Wigo, Health O Meter, Karina, Brut, Infusium23, Sea Breeze, Ogilvie, (Ammens) and Final Net.

Personal Care net sales for the third quarter of fiscal 2010 were $134.2 million compared to $140.3 million in the prior year third quarter. This represents a decrease of $6.1 million or 4.4%. The key factor contributing to the decline in sales was the continued impact of difficult economic conditions on consumer demand particularly in our appliance and accessory product categories.

Sales declines were partially offset by the impact of the Ogilvie and Infusium23 acquisitions.

Our Housewares segment consists of the Oxo business. Oxo is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbeque, bar ware, garden, automotive, storage and organization.

Brands that we sell include Oxo Good Grips, Oxo Steel, Oxo Softworks, Oxo Touchables and Candella. House ware segment net sales for the third quarter of fiscal 2010 were $55.2 million compared to $45.3 million in the prior year third quarter. This is an increase of $9.9 million or 21.8% increase.

Sales growth was driven by the continued success of our Good Grips POP line of modular dry food storage containers, the year-over-year impact of the launch of our wet food storage line, customer price increases and improvements in product mix.

Consolidated gross profit for the third quarter of fiscal 2010 was $83.5 million, which is 44.1% of net sales compared to $73.5 million, which is 39.6% of net sales in the prior year third quarter. This is a dollar increase of $10 million. It’s a percentage increase in dollar terms of 13.6%.

The gross profit margin as a percentage of sales improved 4.5 percentage points. The improvement in gross profit margin is due to the impact of commodity costs and inbound freight decreases from earlier this year that are beginning to cycle through our cost of sales, lower sourcing overhead as a result of streamlining our Far East sourcing operations, customer price increases and product mix improvements in the Housewares segments and the impact of the Infusium and Ogilvie acquisitions, which have comparatively higher margins than the core business.

Third quarter selling, general and administrative expense increased 0.2% in dollar terms year-over-year. SG&A expense for the third quarter of fiscal 2010 was $53.7 million, which is 28.3% of net sales compared to $53.5 million, which is 28.8% of net sales in the prior year third quarter. This is a slight dollar increase of $115,000, a slight percentage increase of 0.2% in dollar terms and a decrease as a percentage of sales of half a percentage point.

Interest expense for the third quarter was $2.1 million or 1.1% of net sales compared to $3.4 million or 1.8% of net sales in the same quarter last year. The decrease in interest expense is due to lower levels of outstanding debt.

Income tax expense for the third quarter of fiscal 2010 was $3.1 million compared to $2.1 million in the prior year third quarter. Third quarter income tax expense was 11.2% of pre-tax earnings compared to a 12.2% effective tax rate in the same quarter last year.

The fluctuations in our effective tax rates are attributable to shifts in the mix of taxable income earned between the various high and low tax rate jurisdictions in which we conduct our business.

I will now discuss our financial position.

Our cash, cash equivalents and trading securities balance was $59 million at November 30, 2009 compared to $88 million at November 30, 2008 and we had no borrowings on our $50 million revolving line of credit. Our long-term investment balance was $20.3 million at November 30, 2009 compared to $20 million at November 30, 2008.

Accounts receivable were $144.8 million at November 30, 2009 compared to $142.9 million at November 30, 2008. Accounts receivable turnover improved to 70.6 days at November 30, 2009 from 74.6 days at November 30, 2008. Inventories at November 30, 2009 were $129.8 million compared to $171.7 million at November 30, 2008, a reduction of $41.9 million.

Shareholders’ equity decreased $35.2 million to $563.4 million at November 30, 2009 compared to $598.6 million at November 30, 2008 mostly due to the after-tax impairment charges of $99.1 million recorded in the fourth quarter of fiscal 2009.

I will now turn it over to Jerry for questions.

Operator:  Ladies and gentlemen, if you wish to ask a question, please press star then 1 on your touchtone telephone. Keep in mind if you’re joining on a speakerphone to make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star 1 if you would like to ask a question. If you do find that your question has been answered, you can remove yourself by pressing star 2.

Our first question will come from Rommel Dionisio with Wedbush Morgan.

Rommel Dionisio:  Yes. Good morning and thank you. Jerry, on the Personal Care business could you just talk about where you think retail inventories are at the moment? I know that they were looking to de-stock a little bit last year. Is that largely - are retail inventories where the retailers want them at this point?

Gerald Rubin:  Well, I believe that retail inventories are less than they should be. December actually turned out to be a very good month for us and I think it was because major retailers didn’t have enough inventory on their shelves to support their sales.

From what we hear from the retailers, most of their inventories are very lean. They are not over-inventoried.

Rommel Dionisio:  Okay. And when you say December saw some improvement or a good month, was that just the Personal Care side or was that for Oxo as well?

Gerald Rubin:  The whole company, for both.

Rommel Dionisio:  And one last question - when is the baby line launching, the baby products?

Gerald Rubin:  It should launch around March of this year.

Rommel Dionisio:  Okay. Perfect. Good luck with it. Thanks Jerry.

Gerald Rubin:  Thank you.

Operator:  Our next question will come from Gary Giblen with Quint Miller.

Gary Giblen:  Yeah. Hi Jerry. I wonder how you’d characterize the acquisition environment now versus when we last spoke three months ago.  A lot of things have changed hands recently so does that mean more activity is going on with Helen of Troy? Looking at things, are things getting realistic in pricing and so forth?

Gerald Rubin:  Yeah. As I mentioned last time, we are looking at more deals now than we have in the past but it doesn’t mean that they’re all good deals. But we’re sorting through them and hopefully we’ll find an acquisition this year.

Gary Giblen:  Okay. And just to provide insight on the scope of things you’re looking at, did you look seriously at (Sinelco), which is (not only a beauty spa) but was that expansion more into Europe, a possibility that you looked at seriously?

Gerald Rubin:  No. Sally Beauty is one of our customers and they bought a chain of beauty supply stores in Europe. We are not in the business of beauty supply stores. We are in the business of supplying these stores with merchandise but not actually owning stores. We don’t own any stores ourselves.

Gary Giblen:  Okay. So you didn’t want to go in that retail direction? Okay. Thank you. That’s helpful. Good luck.

Gerald Rubin:  Thank you.

Operator:  Moving on to Mimi Noel with Sidoti & Company.

Mimi Noel:  Hi Tom. Hi Jerry. My first question would be for Tom. What was the revenue contribution from (Infusium/Ogilvie)?

Tom Benson:  That information will be in the 10-Q, but the net sales from acquisitions was 9.8 million for the quarter.

Mimi Noel:  Okay. And the other question I had more for Jerry, bigger picture - the weakness in Personal Care caught me by surprise because it appears that though you’d already anniversaried the cyclical weakness from decline in consumer demand from the recession.

So can you add a little more insight? Are you seeing retailers shrink the category? Are you losing share? Have you seen encroachment by private labels - just something to give us more insight on why this has been weak for more than four quarters?

Gerald Rubin:  Okay. No, it doesn’t have anything to do with market share. We still have the same amount of shelf space that we had certainly at the beginning of the year and looking forward we’re looking to increase that shelf space that we have.

Private label again is not anything that adds or hurts from the sales. No retailer has added private label in their mix in the past year. I think it’s all because of the economy being the way it is is that retailers are promoting more value oriented products and looking for specials and promotions.

And I think that was a big part of it. But we’re seeing that now that our higher price merchandise is moving again and I think we’ll be back hopefully showing increases next year.

Mimi Noel:  Okay. That’s all I have for now. Thank you.

Gerald Rubin:  Okay. Thank you, Mimi.

Operator:  And once again, ladies and gentlemen, that is star 1 for questions. We’ll now hear from Mark Cooper with Wells Capital.

Mark Cooper:  Good morning. Can you tell us what the cash flow from operations was on the quarter?

Tom Benson:  Yeah. Just a minute - $97.9 million.

Mark Cooper:  So that brings your date total to about 108?

Tom Benson:  Sorry. That’s for the nine months.

Mark Cooper:  That’s for the nine - okay.

Tom Benson:  That’s nine months.

Mark Cooper:  Thank you.

Tom Benson:  Okay.

Operator:  Doug Lane with Jefferies & Company has the next question.

(Per Ostlund):  Thanks. Good morning. This is (Per Ostlund) on for Doug. Following up to Rommel’s question earlier, Jerry, is the inventory trend in Oxo the same as on the Personal Care side?

In other words is the 22-ish percent growth in this quarter pretty reflective of the point of sale take away or is there re-stocking in there?

Gerald Rubin:  No, I think it’s just point of sale. They have a lot of new items this year that they have added and I think that certainly has helped them in their sales. It has nothing to do with the inventory.

The stores are not over inventoried or under inventoried. They just usually just buy enough to fill the shelf for what they sold. So there is no over purchase of inventory really in any of our divisions.

(Per Ostlund):  Okay. In terms of new items within Oxo and I guess maybe this applies to both sides of the business but typically what percentage of sales do you expect to get from product extensions either introduced in the last year or two years? Is there kind of a target there?

Gerald Rubin:  Not really. There is about approximately 90 new products that are introduced every year. Of course it’s not - we keep all the other products but some of the products do drop out. But I would say there is in the sales, I don’t have an exact number, but I think it’s more in the 20, 25% of their sales each year are new products.

(Per Ostlund):  Great. Could you also update us on sort of the traction from the UCB and Staples agreements on the Oxo side? They’re both of them are relatively new, Staples I think being new there too.

Gerald Rubin:  Yeah and it seems like it’s on projection. I mean it’s what we projected although we haven’t given out the numbers. We’re happy with what’s going on with UCB and Staples.

(Per Ostlund):  Great. And then just I guess the last thing I’d just offer my congratulations for you getting your Sun Bowl legendary status. It was a good game last week or two weeks ago I guess now. So thank you.

Gerald Rubin:  Thank you. I hope everybody in America watched it.

Operator:  And we’ll move on to Jason Gere with RBC Capital Markets.

Joe:  Good morning guys. It’s actually Joe in for Jason. Jerry. Real quick going back to your commentary on the December trends, do you actually classify the retailers as being cautious in November or ahead of holiday sales and then that’s why we saw a pick up in December because things had got a little better and can now continue?

Gerald Rubin:  I think that’s part of the reason. I think that some of the major retailers were not as optimistic as we were about what the sales would be in December and I think that they held back on inventory.

And some of them did not do what we call the seasonal buy. They stock up in November so they’ll have enough merchandise in December. Some of them just kept running the business on a normal basis without stocking up for the season.

And I’m sure some of them had less inventory than they thought they should have and that’s why I think maybe and in some cases they did come back and buy in December.

Joe:  Okay. So we could see a little bit of a catch up I guess in the next quarter. I guess just on the Personal Care side and really with the Infusium hair care, we have seen the shampoo category get a little bit more competitive.

We noticed some promotion on Infusium - nothing really out of the ordinary but just wanted to hear your commentary on that category, and as shelf space resets are coming up, whether you think you could at least maintain space or probably gain some shelf space there?

Gerald Rubin:  As everybody knows, we purchased the Infusium23 brand of products from Procter & Gamble and started I think first week in April is when we started shipping it.

The promotions that we run are not out of the ordinary of what P&G would have run - coupons and other promotions. We are looking to increase our distribution. There were a few places that they weren’t selling and we did run a national TV campaign.

I don’t know if any of you all saw it. We ran that over the last six months and I’m sure we’ll continue the campaign next year and that helped boost the sales also. But it’s not only to boost the sales but to solidify the sales in the retailers that we have and to obtain new retailers.

The way the business is is very competitive. Retailers expect you to promote the brand and advertise it. Otherwise they have no need for it because there are so many brands out there. So we’re doing both - we’re advertising the brand, we’re promoting it.

We are not at the low end on Infusium23. You go to buy a bottle of our shampoo, it’s easily 6.99 or 7.99 on shelves. It’s not in the 2.99 category that others have. So we have a great market position, the products are great and we think we’re going to do much better next year based on everything that we hear.

Joe:  Okay. That’s good to hear and then just moving on to Oxo, obviously great growth from existing products and product expansion. Now the new products - does that help you on price mix or would you classify most of that growth as pure volume - if you could sort of just aggregate that 22% a little bit?

Gerald Rubin:  Yeah. It’s basically volume, more shelf space. If you have more products that you’re selling to a retailer you need more shelf space. And retailers will buy the new product and they’ll have to give us more shelf space.  So it’s the new products cause us to have more shelf space, which helps the sales.

Joe:  Okay. And is there any sort of price mix benefit from the new products?

Gerald Rubin:  There isn’t that much difference that you notice between the new products and the old products.

Joe:  Okay. So going forward sort of the - if we think about the growth rate for Oxo, it’s really new product extension as well as distribution gains.

Gerald Rubin:  Right. Right.

Joe:  Okay. And then just finally last one from me and then I can get back into 10-Q if I have more - but on the gross margin side obviously very impressive expansion this quarter.  How sustainable is that? I mean I know the Infusium and Ogilvie were sort of higher margin but I think you lap Ogilvie next quarter so there should be maybe a bit of a headwind there. And then obviously as we continue to move on should we think that the costs sort of - I know it takes like six or eight months for the lower costs to move through your P&L.

But as costs maybe have risen over the year should we expect some less moderate expansion over the next couple of quarters?

Gerald Rubin:  You’re correct that in this quarter it will include the Ogilvie sales since we had it last year. It will not include the Infusium23 sales. Our gross profit last year for the fourth quarter was 38.8% and this year we are looking certainly to beat those numbers. I won’t have the exact number until we close the quarter but it will be...

Joe:  And so as we move through though, I mean we definitely still have a year-over-year benefit of lower costs but then you also saw certain costs move up through the year. So is it fair to assume that you still have some expansion but maybe not as significant as...?

Gerald Rubin:  Yeah. I agree it should be better than the 38.8%. I don’t know if it will be as high as this quarter. I’ll let you know in the next conference call but certainly the GP has been moving up.

Joe:  Okay. Great. Thanks guys.

Operator:  And as a final reminder it’s star 1 if you would like to ask a question. And we’ll now go to Steve Friedman with Wells Fargo.

Steve Friedman:  Good morning Jerry, Tom and Bob.

Gerald Rubin:  Good morning.

Tom Benson:  Good morning Steve.

Steve Friedman:  Jerry, in your concluding your initial remarks or your opening remarks you indicated that next year you thought you would have your best year in the company’s history in both sales and earnings. Were you referring to that with or without acquisitions?

Gerald Rubin:  I was referring to that without any acquisitions. That’s the core business that we have will be the biggest year in sales and earnings that we have ever had. Now if we do have an acquisition of course that will add to that number but in any case it will be our best year ever.

Steve Friedman:  Well, I know you don’t give guidance at this time but can you give any kind of flavor or color regarding what you think the sales earnings could be? You’re well on your way to over $2 earnings per share for this fiscal year and stock is 11 times earnings. What is your thinking regarding those lines?

Gerald Rubin:  Well, if you look back on our history we did have several years back, we did have earnings of $2.35 a share and sales were certainly a little lower, they were more in the $500 million level.

We’re doing much better than that and as I mentioned, we expect to beat the $2.35 in order to have the best year ever. There are analysts out there that have put out numbers, which I think are pretty much in the ballpark. Each one of them is showing a record year for us for the fiscal year ending 2011.

Steve Friedman:  All right. Thank you and congratulations on a fine quarter again.

Gerald Rubin:  Okay. Thank you, Steve.

Operator:  Gentlemen, we have no further questions. So Mr. Rubin, I’ll turn it back to you for closing or additional remarks.

Gerald Rubin:  Thank you all very, very much for listening in to our third quarter earnings report. Our year end earnings report will be coming at the end of our fiscal year and it should be early May when we have our next conference call.

I wanted to thank you all for listening in and supporting the stock and thank you again.

Operator:  Thank you. Well, ladies and gentlemen, if you wish to access the replay for today’s conference you can do so by dialing 888-203-1112 with a replay pass code of 4455287.

Again, that does conclude our conference for today. We thank you all for participating and enjoy your day. You may now disconnect.

END